410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.2

Oil-Dri Increases Dividends for 20th Consecutive Year

CHICAGO—(June 8, 2023)— The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) yesterday declared quarterly cash dividends of $0.29 per share of the Company’s Common Stock and $0.218 per share of the Company’s Class B Stock, an approximate 4% increase for both classes of stock.

The dividends declared will be payable on August 25, 2023 to stockholders of record at the close of business on August 11, 2023. The Company has paid cash dividends continuously since 1974. This declaration marks the twentieth consecutive year Oil-Dri has increased dividends.

Based on the increased declared dividend and today’s closing price of $40.55, the dividend yield on Common Stock is 2.9%.

The Company will host an earnings discussion for its third quarter of fiscal 2023 via webcast on Friday, June 9, 2023. Participation details are posted on the Events page of the Company’s website.

The Company expects to release earnings for its fourth quarter of fiscal 2023 after the close of the U.S. stock market on Thursday, October 12, 2023 and to host an earnings discussion via webcast on Friday, October 13, 2023. Approximately one week prior to the call, participation details will be posted on the Events page of the Company’s website.

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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Dividends

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515